As filed with the U.S. Securities and Exchange Commission on February 15, 2024.

Registration No. 333-274431

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

Amendment No. 3
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________

Zhibao Technology Inc.
(Exact name of Registrant as specified in its charter)

__________________

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	6411	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

Floor 3, Building 6, Wuxing Road, Lane 727
Pudong New Area, Shanghai 201204
People’s Republic of China
Tel: +86 (21) 50896502
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

__________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________

Copies of all communications, including communications
sent to agent for service, should be sent to:

Richard I. Anslow, Esq. Lijia Sanchez, Esq., Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407- 4000

__________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-274431) is being filed solely to file certain exhibits thereto.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether  threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Pursuant to our offer letters to directors and employment agreements with executive officers, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

The Company’s previous authorized share capital was 500,000,000 ordinary shares of a nominal or par value of US$0.0001. On January 11, 2023, the Company issued 6,492,266 ordinary shares, at par value of $0.0001, to all then existing shareholders. All shareholders were BVI incorporated entities.

Initially one ordinary share was issued to Sertus Nominees (Cayman) Limited, and then transferred to Mavy Holdings Limited on January 11, 2023. At that time Mavy Holdings Limited held 3,277,537 ordinary shares which comprised of 32.7754% of the shareholding of the Company. On June 26, 2023, Mavy Holdings Limited transferred 300,000 ordinary shares to Mangosteen International Consulting PTE. Ltd. As a result Mavy Holdings Limited currently holds 2,977,537 ordinary shares (29.7754% shareholding) and Mangosteen International Consulting PTE. Ltd holds 300,000 ordinary shares which is a 3% shareholding.

Carp International Holdings Limited holds 81,770 ordinary shares (0.8177% shareholding), Talent Fuhwa Holdings Limited holds 148,673 ordinary shares (1.4867% shareholding). Liji Holdings Limited, Tecool Holdings Limited and Tomy Holdings Limited each hold 44,602 ordinary shares (0.4460% shareholding each). Feix Holdings Limited holds 178,408 ordinary shares (1.7841% shareholding) and HMcQ Holdings Limited holds 22,301 ordinary shares (0.2230% shareholding).

ElecJoys Holdings Limited holds 14,867 ordinary shares (0.1487% shareholding), Black Tide International Holdings Limited holds 85,472 ordinary shares (0.8547% shareholding), Fanyi Holdings Limited holds 56,981 ordinary shares (0.5698% shareholding), Sam Stone Holdings Limited holds 187,125 ordinary shares (1.8713% shareholding) and Boran Holdings Limited holds 81,359 ordinary shares (0.8136% shareholding). Changjiang Ming Holdings Limited holds 374,249 ordinary shares (3.7425% shareholding) and Shenbao Limited Partnership holds 1,407,653 ordinary shares (14.0765% shareholding).

On May 24, 2023, the Company issued 1,220,380 ordinary shares to Beijing Koala Kunlu Internet Industry Investment Fund (Limited Partnership) (12.2038% shareholding), 1,220,374 ordinary shares to Shanghai Xinhui Investment Consulting Co., Ltd. (12.2037% shareholding), 369,810 ordinary shares to Beijing 1898 Youchuang Investment Center (Limited Partnership) (3.6981% shareholding) and 697,170 ordinary shares to Ningbo Pangu Chuangfu Hefu Equity Investment Partnership (Limited Partnership) (6.9717% shareholding).

On December 12, 2023, our shareholders approved, among other things, to adjust our authorized share capital and to adopt a dual-class share structure through reclassification of our ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote per share on all matters subject to vote at general meetings of our company. Each Class B ordinary share is entitled to twenty (20) votes per share on all matters subject to vote at general meetings of our company. As a result of the share reclassification, the Company’s authorized share capital consisting of 500,000,000 ordinary shares, par value $0.0001 per share, was thus reclassified into (i) 494,394,436 Class A ordinary shares with a par value of $0.0001 per share; and (ii) 5,605,564 Class B ordinary shares with a par value of $0.0001 per share, with details as below:

(i)     2,977,537 ordinary shares in the Company held by Mavy Holdings Limited were reclassified as 2,977,537 Class B ordinary shares;

(ii)    1,407,653 ordinary shares in the Company held by Shenbao Limited Partnership were reclassified as 1,407, 653 Class B ordinary shares;

(iii)   1,220,374 ordinary shares in the Company held by Shanghai Xinhui Investment Consulting Co., Ltd. were reclassified as 1,220,374 Class B ordinary shares; and

(iv)   the remaining ordinary shares held by the other shareholders of the Company were reclassified as Class A ordinary shares.

On February 4, 2024, our shareholders approved, among other things, to adjust our authorized share capital whereby we reclassified 44,394,436 Class A ordinary shares as 44,394,436 Class B ordinary shares and amended our authorized share capital to reflect (i) 450,000,000 Class A ordinary shares with a par value of US$0.0001 each and 50,000,000 Class B ordinary shares with a par value of US$0.0001 each, and (ii) the issuance of an aggregated 20,000,000 shares of ordinary shares, at par value of $0.0001, to all existing shareholders on a pro rata basis.

As of the date of this prospectus, 30,000,000 ordinary shares were issued and outstanding, of which 16,816,692 were Class B ordinary shares and 13,183,308 were Class A ordinary shares, as shown in below table:

Shareholder	Current Holding*		Percentage of Ownership
Mavy Holdings Limited	8,932,611 Class B ordinary shares		29.7754%
Dragon Lee Holdings Limited	768,669 Class A ordinary shares		2.5622%
Tianze Zihan Holdings Limited	156,108 Class A ordinary shares		0.5204%
Bridge & Book Holdings Limited	200,709 Class A ordinary shares		0.6690%
Cuicui Holdings Limited	200,709 Class A ordinary shares		0.6690%
Carp International Holdings Limited	245,310 Class A ordinary shares		0.8177%
Talent Fuhwa Holdings Limited	446,019 Class A ordinary shares		1.4867%
Liji Holdings Limited	133,806 Class A ordinary shares		0.4460%
Feix Holdings Limited	535,224 Class A ordinary shares		1.7841%
HMcQ Holdings Limited	66,903 Class A ordinary shares		0.2230%
Tecool Holdings Limited	133,806 Class A ordinary shares		0.4460%
Tomy Holdings Limited	133,806 Class A ordinary shares		0.4460%
ElecJoys Holdings Limited	44,601 Class A ordinary shares		0.1487%
Black Tide International Holdings Limited	256,416 Class A ordinary shares		0.8547%
Fanyi Holdings Limited	170,943 Class A ordinary shares		0.5698%
Sam Stone Holdings Limited	561,375 Class A ordinary shares		1.8713%
Boran Holdings Limited	244,077 Class A ordinary shares		0.8136%
Changjiang Ming Holdings Limited	1,122,747 Class A ordinary shares		3.7425%
Shenbao Limited Partnership	4,222,959 Class B ordinary shares	*	14.0765%
Beijing Koala Kunlu Internet Industry Investment Fund (Limited Partnership)	3,661,140 Class A ordinary shares		12.2038%
Shanghai Xinhui Investment Consulting Co., Ltd.	3,661,122 Class B ordinary shares	*	12.2037%
Beijing 1898 Youchuang Investment Center (Limited Partnership)	1,109,430 Class A ordinary shares		3.6981%
Ningbo Pangu Chuangfu Hefu Equity Investment Partnership (Limited Partnership)	2,091,510 Class A ordinary shares		6.9717%
Mangosteen International Consulting PTE. LTD.	900,000 Class A ordinary shares		3%
Total Shareholding	30,000,000 ordinary shares		100.0000%

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*        Each Class B ordinary share has a voting power of twenty (20) votes. Each Class A ordinary share has a voting power of one vote.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a)      Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b)      Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

ZHIBAO TECHNOLOGY INC.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant
3.2*	Amended and Restated Memorandum and Articles of Association of the Registrant
3.3**	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.4**	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1*	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.2*	Form of Underwriters’ Warrants (included in Exhibit 1.1)
5.1**	Opinion of Ogier (Cayman) LLP regarding the validity of the Class A ordinary shares being registered
5.2**	Opinion of Ellenoff Grossman & Schole LLP regarding the validity of warrants
8.1**	Opinion of Ogier (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2*	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1*+	English Translation of Employment Agreement dated April 1, 2018, by and between Zhibao Technology Co., Ltd. and Botao Ma
10.2*	English Translation of Form of Labor Contract between Sunshine Insurance Brokers (Shanghai) Co., Ltd. and certain executive officers of the Registrant
10.3*

English Translation of the Office Lease and Supplemental Agreement dated June 6, 2019 and July 1, 2022, respectively, by and between Jishu Enterprise Marketing and Strategy Limited (Shanghai) and Zhibao Technology Co., Ltd.

10.4*+	English Translation of the Office Lease dated July 1, 2022, by and between Shanghai Lingang Fengxian Enterprise Services Limited and Sunshine Insurance Brokers (Shanghai) Co., Ltd
10.5*	English Translation of the Office Lease dated August 16, 2022, by and between Jishu Enterprise Marketing and Strategy Limited (Shanghai) and Shanghai Anyi Network Technology Co., Ltd.
10.6*+	English Translation of Cooperation Agreement dated February 10, 2023, between Zhibao Technology Co., Ltd. and Key Insurer A
10.7*+	English Translation of Form of Shareholder Agreement between Zhibao Technology Co., Ltd. and certain investors
10.8*	English Translation of Form of Share Surrender Agreement between Zhibao Technology Co., Ltd. and its shareholders, and Declaration by Zhibao Technology Limited dated September 8, 2023
10.9*+	English Translation of Share Subscription Agreement dated April 10, 2023, by and between the Registrant and certain purchasers, and Form of Application for Shares by certain purchasers
10.10**	Form of Director Offer Letter
21.1*	List of Subsidiaries
23.1*	Consent of Marcum Asia CPAs LLP
23.2**	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.3*	Consent of AllBright Law Offices (included in Exhibit 99.2)
23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.2)
23.5*	Consent of Frost & Sullivan Report
23.6*	Consent of Shanghai Riying Law Firm (included in Exhibit 99.3)
24.1*	Powers of Attorney (included on signature page to Registration Statement on Form F-1)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of AllBright Law Offices regarding certain PRC law matters
99.3*	Opinion of Shanghai Riying Law Firm regarding the CSRC filing matters
99.4**	Consent of Michael A. Lucki

Exhibit Number	Description of Document
99.5*	Form of Audit Committee Charter
99.6*	Form of Compensation Committee Charter
99.7*	Form of Nominating and Corporate Governance Committee Charter
99.8*	Form of Executive Compensation Clawback Policy
107*	Filing Fee Table

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*        Previously Filed

**      Filed herewith

+        Certain portions of this exhibit are omitted pursuant to Item 601(b)(10)(iv) of Regulations S-K because they are not material and are the type that the registrant treats as private or confidential. The Registrant hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on February 15, 2024.

Zhibao Technology Inc.
By:	/s/ Botao Ma
	Name:	Botao Ma
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Botao Ma	Chief Executive Officer and Chairman	February 15, 2024
Botao Ma	(principal executive officer)
/s/ Yuanwen Xia	Chief Financial Officer	February 15, 2024
Yuanwen Xia	(principal financial and accounting officer)
/s/ Xiao Luo	Chief Operating Officer and Director	February 15, 2024
Xiao Luo
/s/ Yugang Wang	Chief Technical Officer and Director	February 15, 2024
Yugang Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Zhibao Technology Inc., has signed this registration statement or amendment thereto in Newark, Delaware on February 15, 2024.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director